Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Averion International Corp. has the following subsidiaries:

Averion Europe GmbH, a German corporation; and

Averion International (Switzerland) Ltd., a Swiss corporation

Our wholly owned subsidiary, Averion Europe GmbH, has the following subsidiaries:

Averion Clinical Research GmbH, an Austrian corporation

Averion Czech Republic s.r.o., a Czech Republic corporation

Averion Kft, a Hungarian corporation

Averion Limited, a United Kingdom corporation

Averion s.r.o., a corporation organized under the laws of Slovakia

Our wholly owned subsidiary, Averion International (Switzerland) Ltd., has the following subsidiaries:

Hesperion Benelux B.V., a Dutch corporation

Hesperion France SARL, a French corporation

Hesperion Israel Ltd., an Israeli corporation

Hesperion LLC, a Russian corporation

Hesperion sp.z o.o., a Polish corporation

Hesperion UK Ltd., a United Kingdom corporation

Hesperion US, Inc., a Delaware corporation